Exhibit 99.2

McDATA Q405 Financial Results Conference Call Prepared Remarks (March 9, 2006)

OPERATOR

Good afternoon. My name is [NAME] and I will be your conference facilitator. I would like to welcome everyone to McDATA’s Fourth Quarter and Fiscal Year 2005 Financial Results Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ comments, there will be a question and answer period. To ask a question, press star and then the number one on your telephone keypad. If you would like to withdraw your question, press star and then the number two.

Ms. Lyall, you may begin.

RENEE LYALL

Thank you, operator. Good afternoon, everyone. I’m Renee Lyall, McDATA’s Senior Director of Investor Relations. With me on the call today are McDATA’s Chairman, President, and CEO, John Kelley; McDATA’s Chief Operating Officer, Todd Oseth; and McDATA’s Chief Financial Officer, Scott Berman.

A press release detailing our fourth quarter and fiscal year 2005 financial results was distributed this afternoon at 4:15 p.m. Eastern Time over Business Wire and First Call. The press release is available on our website at www.mcdata.com. This conference call is being recorded and a telephone replay will be available tonight beginning at approximately 9 pm Eastern Time through the end of the day on Friday, March 17, 2006. To access the telephone replay, dial (706) 645-9291. The pass code is 5141938.

The conference call today is also being webcast live via the internet at www.mcdata.com and will be archived on our website for the next 12 months. Also available on our website are supporting slides for today’s conference call.

Before we begin, let me remind you that McDATA’s third and fourth quarter fiscal year 2005 results reflect three full months each of McDATA and CNT revenue and operations. McDATA’s fiscal year 2005 results reflect eight months of CNT revenue and operations – June 2005 through January 2006 as the acquisition closed June 1, 2005 - and twelve months of McDATA revenue and operations. McDATA’s fiscal year 2004 results reflect four fiscal quarters, or twelve months, of McDATA only revenue and operations.

During the course of this conference call we will provide information that constitutes forward looking statements, including statements regarding future events. Actual results may differ materially. Any forward looking statements we make today are subject to risks and uncertainties as described in the company’s reports on Forms 10-K, 10-Q, and 8-K, that are filed with the SEC. McDATA assumes no obligation to update any such forward looking statements.

In addition, the financial information that we review on today’s conference call is unaudited and presented on a non-GAAP basis. The non-GAAP results are a supplement to financial statements based on accounting principles generally accepted in the United States of America, or GAAP. The non-GAAP results exclude certain expenses to provide what McDATA believes is a more complete understanding of our underlying operational results and trends. Non-GAAP results are one of the primary indicators management uses for planning and forecasting of future periods.

Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

A reconciliation of GAAP and non-GAAP net income is provided in the financial statements included in both our press release and form 8-K filed with the SEC today.

At this time, I will turn the call over to John Kelley.

JOHN KELLEY

Thank you, Renee, and thank you all for joining us this afternoon.

I am very pleased with our results this quarter, representing a record revenue quarter for McDATA with strong operational performance.

Scott will begin the call with a review of our financial results. Following Scott, our COO Todd Oseth will provide an operations update, and then I will discuss the events of the quarter and current business dynamics. Following that, I will turn the call back over to Scott, and he will provide financial guidance for our first quarter, as well guidance for fiscal year 2006, ending January 31, 2007.

Scott….

SCOTT BERMAN

Thank you, John, and good afternoon everyone.

Revenue for the fourth quarter was $181.8 million, up 8% sequentially from the third quarter. Non-GAAP earnings were 8 cents per share based on approximately 156 million fully diluted shares outstanding, compared to 2 cents per share in the third quarter.

Net revenues for fiscal year 2005 were $614.4 million, and non-GAAP EPS was 16 cents per diluted share. As Renee said earlier, these results reflect 12 months of McDATA revenue and operations AND 8 months of CNT revenue and operations, following the close of the acquisition on June 1, 2005.

On a GAAP basis, earnings per share in the fourth quarter were 3 cents per share.

Non-GAAP earnings per share in the fourth quarter excluded:

•                  Approximately $11 million in amortization of intangibles related to our acquisitions;

•                  $1.8 million in restructuring costs;

•                  $1.2 million in amortization of deferred compensation;

•                  $820 thousand in amortization of debt discount;

•                  and approximately $500 thousand related to severance and retention compensation.

Fourth quarter product revenue - including all hardware, software, and third party product sales – was $153.5 million, and represented 84% of revenue.

Within product revenue, fibre channel director sales increased in the low double digits sequentially.

Fabric switch sales were about flat sequentially and year-over-year.

Eclipse SAN router sales declined modestly on a sequential basis, but were up strongly year over year.

Total fibre channel port shipments, excluding legacy CNT directors, increased 6% sequentially and 28% year-over-year. We experienced port growth across all product categories, with noted strength in directors.

Fibre channel ASPs increased in the low single digits sequentially with a mix-shift to the i10k and the continued ramp of our 4-gigabit Sphereon switches.

WAN and extension revenue posted strong sequential and year-over-year growth, driven largely by sales of our USD-X, the industry’s leading channel and mainframe extension product.

Third party product revenue continued to represent less than 10% of our total revenue.

Software revenue was $23.8 million, and represented 13% of total revenue, up from 12% in the third quarter. Sales grew 18% sequentially and 41% year over year. Software revenue includes revenue from add-

on sales, software maintenance, and royalty payments received from our partnerships.

The growth in software revenue in the fourth quarter is largely attributable to continued strong sales of our open trunking and security software, as well as continued growth in software maintenance contracts.

Fourth quarter service revenue was $28.3 million, representing 16% of total revenue. Maintenance contributed more than 80% to service revenue, with the remainder coming primarily from professional services engagements.

Turning to our distribution channels,

•                  IBM contributed 32% to revenue in the fourth quarter, and EMC contributed 26%.

•                  Other sales channels, including direct sales, Dell, HDS, HP, Sun, and value added resellers and distributors, represented 42% of revenue.

Geographically, North America represented 66% of total revenue, while EMEA and APJ contributed 34% to revenue.

Non-GAAP gross margin for the fourth quarter was 50.3%. Product gross margin was 53.0%, and services gross margin was 35.5%.

As a reminder, under purchase accounting, the deferred revenue liability assumed in the acquisition must be adjusted to fair value. As we have discussed previously, our service revenue – and therefore service margin and total gross margin – are negatively impacted by this purchase accounting adjustment.

During the fourth quarter, the service revenue reduction was $3.3 million. Without this adjustment, our total revenue would have been $185.1 million, with total gross margin coming in at 51.1%. Service revenue would have been $31.6 million, with service margin coming in at 42.4%.

The negative impact of this purchase accounting adjustment was contemplated in our fourth quarter guidance. Going forward, the impact will lessen. I will address that when I discuss our first quarter guidance later in the call.

Positively benefiting gross margin this quarter was volume and mix.

Non-GAAP operating expenses for our fourth quarter were $73.2 million, representing approximately 40% of revenue.

Non-GAAP operating margin was 10.0%, up from 1.6% in the third quarter and 5.0% one year ago.

The non-GAAP tax rate for the fourth quarter was 32%.

Moving to the balance sheet, McDATA ended the third quarter with cash and investments – short and long term – of $352.8 million, compared to $354.5 million in the third quarter.

Securities and lending collateral was $62.6 million. You will notice that securities and lending collateral appears as both an asset and liability on our balance sheet. As we have discussed previously, securities and lending collateral should not be included in our cash per share calculation.

As of January 31, 2006, net of convertible debt, McDATA’s cash position was $59.3 million, which equates to approximately $0.38 per share, based on approximately 156 million fully diluted shares outstanding. This compares to a net cash balance of $61.9 million exiting the third quarter.

Days sales outstanding were 64 days, within our targeted 60 – 70 day range.

Cash flow from operations was $1.8 million, compared to $22 million in our third quarter.

Our inventory balance at the end of the fourth quarter was $33.1 million, down slightly from Q3.

Inventory turns on an annualized basis were 10.9, up from 10.2 in the third quarter.

Capital expenditures during the fourth quarter were $2.5 million, compared to $3.7 million in the third quarter.

Depreciation and amortization for the fourth quarter was 26.6 million, compared to $27.9 million in the third quarter.

Deferred revenue in the fourth quarter increased to $92.6 million, up from $84.4 million in the third quarter. The increase is primarily tied to growth in maintenance contracts.

And finally, an update on headcount. We ended the fourth quarter and fiscal year with 1,447 employees, below our previously targeted 1,500 – 1,600 range. Going forward, we expect to maintain headcount in the 1,400 – 1,500 range.

With that, I will turn the call over to Todd.

TODD OSETH

Thank you, Scott, and good afternoon. I am glad to be participating in the earnings call this quarter, and I look forward to providing operational updates on future earnings calls.

To reiterate John’s comments earlier – the fourth quarter was a solid quarter for McDATA in terms of performance, characterized by significant improvements within our manufacturing operations and overall progress towards our targeted business model.

As we discussed on our November 30 conference call, during the third quarter we faced some challenges within manufacturing related to the supply chain and the transition of our Lumberton manufacturing operations.

The supply chain difficulties with the Sphereon 4400 and 4700 products were resolved during the third quarter, and we did not experience any shortages during the fourth quarter related to these products.

With respect to the transition of the Lumberton operations, and the impact this had on the availability of certain products, I am happy to say we were successfully able to meet demand during the fourth quarter.

Turning to the i10k, as we said on our November 30 call, we expected to face continued supply constraints for this product during our fourth quarter as we transitioned to a second ASIC supplier. Our new ASIC supplier is now fully ramped to production volumes.

We were able to produce enough i10ks to meet our fourth quarter forecast and commitments. This said, we believe end user demand exceeded our manufacturing capacity during the quarter, and we believe there is greater demand for the i10k as we enter 2006.

While we have successfully transitioned to a new ASIC supplier, and we are confident this supplier will produce better yields, we are currently engaging with second source suppliers for other key components required across our product lines. While current forecasts from our suppliers give us comfort we will not face supply constraints, we are monitoring this situation closely and proactively taking steps to mitigate risk.

During the third quarter, we also discussed some integration related challenges within sales as we brought together the teams. We have made considerable progress, with all of our sales reps and sales engineers having completed training across all product sets. In addition, we developed a compensation policy that is better aligned with the new McDATA sales model.

We also hosted our annual sales kickoff just a few weeks ago. I want to congratulate everyone who helped with this event — it was a tremendous success! The enthusiasm was contagious, and both John and I have received several emails from sales reps around the world expressing their excitement about being part of the McDATA team as we enter 2006.

I want to take this opportunity to introduce two new members of the McDATA executive operations team.

First, Michael Frendo, who joined McDATA as VP of Engineering in October of last year, has been a great addition. In a relatively short time, he is having a powerful impact. His leadership style and results driven approach are what we need to bring McDATA to the next level. His years of experience in networking, both at Cisco and Nortel, are a valuable asset to us as we continue to extend the reach of our products and solutions.

Tom Despres, our new vice president of manufacturing, is another recognized industry veteran to join the McDATA management team. Tom joined us in January from Sun-StorageTek, where he was general manager of their manufacturing facilities in Puerto Rico. In his position there, Tom was responsible for the majority of worldwide manufacturing, and he oversaw field reliability of storage products and local services.  Under Tom’s leadership, the manufacturing site in Puerto Rico earned Industry Week’s 2005 “Top 10 Best Plants.”  Tom’s years of experience will be of great benefit to us.

Having been with McDATA for just over 6 months, my primary goal has been to promote accountability within, and cross functional teamwork across, the operational organizations that report to me including sales, marketing, engineering, manufacturing, IT, and quality, AND the company as a whole.

We are taking steps to becoming a more united company and building a culture of accountability. And, I believe you are beginning to see these improvements reflected in both our execution of the CNT integration and progress towards our targeted business model.

To date, we have exceeded almost every operational integration target we outlined with respect to the acquisition:

•                  We have consistently tracked ahead of our headcount reduction related synergies;

•                  We sold the Lumberton manufacturing operations shortly after closing the acquisition;

•                  In both the third and fourth quarter our operating expenses were below the $78 - $82 million forecast we provided;

•                  We achieved our long standing target of reaching a 10% operating margin in Q405;

•                  And our non-GAAP EPS of 8 cents per share makes the acquisition accretive to the bottom line, based on the consensus EPS of 6 cents for McDATA at the time we announced the merger.

•                  Overall, we have executed very well.

Going forward, expect to see more evidence of our commitment to operational excellence as we continue to eliminate redundancies, reduce excess costs and drive process improvements throughout the company.

There are several ways we will accomplish this. We plan to increase automation across all operations company-wide. We plan to adopt lean manufacturing models that can support shorter lead times and implement increased technology and component reuse. We also intend to optimize the number of platforms supported while at the same time expanding our product set beyond the fibre channel SAN.

Before I turn the call back over to John, I want to provide an update regarding RoHS compliance. McDATA has been actively working with our suppliers and contract manufacturers to ensure we meet the July 1, 2006, deadline. At this time, we expect to be fully compliant before this date.

And, finally, I hope you all saw the EMC press release yesterday morning announcing the qualification and general availability of the award winning i10k director. We are very happy to achieve this status with EMC.

We acknowledge that this product should have been generally available through all of our partners earlier than it was, and we understand the opportunity this delay afforded our competition. BUT, I am happy to say, the window is now closed.

It is my commitment, and the McDATA executive team’s commitment, to you — our shareholders — that we have learned from this experience and we will do better with future product introductions.

I am confident in our ability to drive improved performance and increased shareholder value, and I look forward to taking part in future earnings calls as we build a culture of accountability internally that translates externally to consistent execution.

With that, I will turn the call over to John.

JOHN KELLEY

Thank you, Todd. And to build on Todd’s comments, great plans are nothing without great people to execute to them. Recent additions to the executive team, including Todd as our COO, Michael Frendo as our VP of Engineering, Tom Despres as our VP of Manufacturing, Jill Sanford as our VP of Human Resources, and Scott Berman as Chief Financial Officer, as well as key hires throughout the organization, are an impetus for positive change as we begin fiscal year 2006. I really believe in the team we have in place, and I think you will see the positive impact of this McDATA leadership team reflected over the coming quarters in every aspect of our business, and ultimately represented in our financial results.

Turning to the fourth quarter, I am happy to say it was a much better quarter for McDATA than the third quarter. As Todd discussed, we were able to successfully resolve the challenges we faced during the third quarter and report record revenue.

Our operational performance was excellent. I am very proud of the team for achieving the 10% operating margin goal we committed to in September 2004 and reiterated throughout 2005.

We had some significant accomplishments during the quarter:

•                  As Scott discussed earlier, director revenue and ports increased sequentially. This growth was fueled in large part by the i10k, and we experienced record director sales through one of our partners. The 6140 also continues to generate strong sales.

•                  We are seeing an uptake of 10-gig on the i10k, and we are the ONLY vendor to offer this advanced technology. We also recently introduced 10-gig on the Intrepid 6140.

•                  The i10k was named “Best Director Switch” by Infoworld and received the highest-ranking “Gold Award” for networking equipment as part of SearchStorage’s best storage products of 2005.

•                  We are seeing growing recognition of this product’s superior functionality, and strong customer demand continues as we enter 2006.

•                  Customers demand the best product in the market, and so they want the i10k. We are very excited as it is now generally available through all of our partners.

•                  We continue to experience very positive growth in software revenue, with sales up 18% sequentially and 41% year over year.

•                  Our open trunking and SANtegrity software offerings have shown tremendous growth this year. Our sales and marketing teams have done an excellent job promoting the benefits of our software offerings through programs and education, and we expect sales to increase throughout 2006.

•                  We are also experiencing strong uptake of our 4-gig Sphereon 4400 and 4700 fabric switches introduced in the third quarter. In fact, 4-gig represented approximately 40% of our fourth quarter switching revenue.

•                  We are optimistic that we will see a similar ramp in 4-gig sales when we introduce 4-gig on the Intrepid 6140 director in the first half of 2006.

•                  McDATA has an installed base of more than 20,000 directors worldwide, and the majority of these directors are in the Intrepid 6000 family. We are working actively with our partners to target and exploit this upgrade opportunity.

•                  Our relationship with QLogic continues to produce positive results with embedded fibre channel switch blade server unit shipments and revenue increasing in mid-teens sequentially

•                  Geographically, we continue to see strong growth in the Asia Pacific region, and we also had a strong quarter in EMEA following weakness in our third quarter. North America also had a good showing in the fourth quarter.

•                  Finally, as evidenced in our results and our press releases throughout the quarter, we continue to diversify our revenue base across OEM partners and resellers around the world.

•                  During the quarter we added Hammer plc in the UK and IDS-G in Australia as distributors, and we expanded our strategic relationship with Kanematsu in Japan to include all McDATA solutions.

Our Global Enterprise Data Infrastructure strategy continues to resonate strongly with customers, and it is further reinforced by our unique competitive position – we have the most complete product, service, and solutions offerings in the industry.

McDATA helps customers consolidate, optimize, and protect their data. No matter what format the data resides in — block or file — McDATA has products and solutions to meet the customers’ needs.

Countless corporations, from banks to telecommunications companies, from healthcare providers to the commercial and retail sectors, rely on McDATA products to network and protect their data, and they rely on our expertise to architect and implement their data infrastructure.

The companies I am talking about are household names. While I am unable to cite the company’s by name on this call, I can discuss the solutions McDATA provided in coordination with our OEM partners:

•                  First, we recently displaced a competitor in one of the largest banks in China as the bank consolidated several branches to their primary data center and established remote back up and disaster recovery sites.

•                  This bank chose McDATA because we were able to offer an integrated solution that included the best products, consulting and implementation, and ongoing service and support.

•                  Another large European-based bank chose McDATA as their technology partner to meet the mandate to establish business continuity solutions at distances of at least 500 miles.

•                  This bank purchased McDATA Intrepid 10000 and 6140  FICON directors, USD-X mainframe extension, third party products, and management software.

•                  The bank also engaged with McDATA professional services to test distance constraints.

•                  One of the world’s largest food and beverage companies chose McDATA as their technology partner to implement a strategy around managing data as a corporate asset.

•                  They chose McDATA because:

•                  Our current products – in particular 10-gigabit technology supported on the i10k – met their current requirements,

•                  Our product roadmap and vision met their future requirements - including support for 4-gig and virtual fabrics.

•                  And our service capabilities including multi-vendor solution design expertise, and our 24x7 global NOC were the final selling point for this major customer.

•                  And one last example - one of the largest department store chains selected McDATA as their data migration partner because McDATA was the only vendor who could migrate data from the ESCON to the FICON network.

As you can see, there is a common theme underlying each of these customer examples. Not one of these customers purchased just storage networking from McDATA. All of these customers engaged with McDATA professional services. All of these customers purchased McDATA management software. Three of these customers purchased extension products and maintenance contracts from McDATA. And the food and beverage company contracted with McDATA to monitor and manage their infrastructure through our NOC.

All of these customers chose McDATA because of our unique ability to sell the full solution.

When we announced our intent to acquire CNT just over one year ago, we said the combination of the two companies would create a larger, services and solutions company with the scale to deliver to our partners and customers their shared vision of the optimized data infrastructure.

We highlighted the opportunity to cross sell products, software, and services into the combined installed base.

And we emphasized that our significant presence and strong reputation as the trusted vendor within the enterprise places us in an advantaged position versus a broad array of peers.

The customer examples I just discussed demonstrate this perfectly.

In 2006, we plan to build further on these distinctions as we expand our product and solutions sets into new markets.

With that, I will turn the call over to Scott to discuss our first quarter guidance.

SCOTT BERMAN

Thank you, John.

As a reminder, the information I am about to provide constitutes forward looking statements, including statements regarding future events. Actual results may differ materially. Any forward looking statements we make today are subject to risks and uncertainties as described in our reports on Forms 10-K, 10-Q, and 8-K that are filed with the SEC.

Before I provide our outlook for the first quarter, let me walk you through what we considered internally. First, the April quarter has historically been seasonally weaker than the January quarter given our concentration of sales into the high-end enterprise. Second, while the i10k is now generally available through all of our partners, and we do expect increased sales of this award winning product throughout 2006, we do not expect a “hockey stick” ramp in sales given the seasonality typically associated with the first quarter. On the expense side, we are factoring in the increasing cost of healthcare, variable compensation tied to the successful attainment of performance goals, and a level of increased investment in the business.

I also want to remind everyone, as I referenced earlier, that the negative impact to services revenue and gross margin due to the fair value adjustment of the deferred maintenance revenue we acquired from CNT under purchase accounting will lessen beginning in our first fiscal quarter. For fiscal year 2006, ending January 31, 2007, service revenue will be reduced by $925 thousand each quarter, compared to the $3.3 million reduction in the third and fourth quarters of fiscal year 2005. The negative quarterly impact to total gross profit margin is expected to be about 30 basis points each quarter in fiscal year 2006, compared to the approximate 100 basis point impact experienced in the third and fourth quarters of fiscal 2005.

With that in mind, our non-GAAP guidance for the first quarter of fiscal year 2006 is as follows:

•                  We expect revenue between $167 and $177 million

•                  We expect gross margin between 47% and 49%

•                  We are forecasting operating expenses between $73 and $77 million

•                  We expect non-GAAP EPS between three and five cents, based on approximately 157 million shares outstanding, assuming a 33% tax rate.

•                  Please note, the 33% tax rate assumes that the R&D tax credit is renewed for 2006. If not, it is likely our tax rate would increase modestly.

While we do not plan to issue full year guidance for fiscal year 2006, ending January 31, 2007, we continue to stand by our non-GAAP operating margin target of 10%+ for the full fiscal year, and we still expect to generate at least $50 million in free cash flow exiting fiscal year 2006 with more than $110 million in net cash.

Before I turn the call back to John for closing comments, I want to discuss the expected impact FAS 123R will have on our fiscal year 2006 GAAP results.

McDATA prospectively adopted the provisions of FAS 123R related to stock based compensation expenses on February 1, 2006. At this time, we plan to continue to report non-GAAP results excluding the impact of stock based compensation, but we will discuss the impact of FAS 123R on each quarterly conference call.

We anticipate the impact to GAAP quarterly earnings per share for the fiscal year ending January 31, 2007, as follows :

•                  For the first quarter, ending April 30, 2006; and the second quarter ending July 31, 2006, GAAP EPS will be reduced by 2 cents per share each quarter;

•                  For the third quarter, ending October 31, 2006; and the fourth quarter ending January 31, 2007, GAAP EPS will be reduced by 1 cent per share each quarter.

And now I will turn the call back over to John for closing comments.

JOHN KELLEY

Thank you, Scott.

McDATA is a very different company exiting fiscal year 2005, than we were one year ago.

McDATA’s customers are no longer limited to the storage decision makers. Our solutions and expertise are allowing us to develop relationships at multiple levels. We sell to network operations, business operations, and IT operations within the largest enterprise companies around the world.

McDATA is focusing on solving business problems, and we plan to leverage our years of knowledge and expertise in extension and storage networking into new areas where we intend to be a leader.

I optimistically predict you will see a very different McDATA exiting 2006 than you see now. We plan to introduce greater levels of intelligence to the network including telco services, intelligent fabric services with our Application Services Modules, and much, much more…

Operator, you may open the call for questions.